Exhibit 10.58G

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”), between SBA COMMUNICATIONS CORPORATION, a Florida corporation (the “Company”), and THOMAS P. HUNT (the “Executive”), is made and entered into as of October 1, 2021 (the “Effective Date”).

W I T N E S S E T H :

WHEREAS, the Company and its subsidiaries (collectively, the “Company Group”) engage in the business of developing, leasing and maintaining wireless telecommunications tower sites and other related businesses;

WHEREAS, the Company and the Executive have previously entered into an Employment Agreement, amended and restated effective as of October 1, 2018, and expiring by its terms on December 31, 2021 (the “Current Agreement”);

WHEREAS, the Current Agreement will expire by its terms on December 31, 2021 without any obligation of either party thereto to renew or extend such Agreement and without any obligation of the Company Group to pay severance or other amounts in connection with such expiration; and

WHEREAS, the Company and the Executive intend to provide for the continued employment of the Executive by the Company Group as of the Effective Date on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, it is hereby agreed by and between the parties as follows:

1. EMPLOYMENT. The Company hereby agrees to employ the Executive and the Executive hereby agrees to be employed by the Company on the terms and conditions set forth herein.

2. TERM.  The term (the “Term”) of employment of the Executive by the Company shall commence as of the Effective Date and, subject to Section 7(a), shall end December 31, 2024 (the “End Date”), unless sooner terminated as hereinafter provided.  If the Executive continues in the employment of the Company Group following the expiration of the Term, the Executive’s employment with the Company Group shall be at will, unless and until the parties negotiate and sign a new employment agreement regarding such future employment.  Neither party shall be under any obligation or duty to sign or negotiate any such new employment agreement.

3. POSITION AND DUTIES.

(a) The Executive shall serve as the Executive Vice President,  Chief Administrative Officer and General Counsel of the Company.  The Executive shall generally perform the duties of a Executive Vice President, Chief Administrative Officer and General Counsel for the Company and shall have such specific responsibilities, duties and authorities as

CPAM: 13569400.3

shall from time to time be assigned by the President, Chief Executive Officer, or Board of Directors of the Company (the “Board”).

(b) The Executive shall also serve, for no additional consideration, in such other positions in the Company Group as determined from time to time by the Board and shall have such specific responsibilities, duties and authorities with respect to such positions as shall from time to time be assigned by the President, Chief Executive Officer, or the Board.

(c) The Executive shall devote all his working time and efforts to the business and affairs of the Company Group. Notwithstanding the foregoing, the Executive may engage in charitable, civic, educational and professional activities and passive personal investment activities, provided that such activities do not conflict with the business and affairs of the Company Group or unreasonably interfere with the Executive’s performance of his duties hereunder.

4. COMPENSATION AND RELATED MATTERS.

(a) Salary.  During the Term, the Executive shall be paid an annual salary at the rate in effect immediately prior to the Effective Date, which amount may be increased but not decreased by the Board (the “Base Salary”).  The Company shall pay the Executive the Base Salary in accordance with its regular payroll practices as in effect from time to time.  Compensation of the Executive by payments of Base Salary shall not be deemed exclusive and shall not prevent the Executive from participating in any other compensation or benefit plan of the Company Group, subject to the eligibility requirements and other terms of such plan.

(b) Annual Bonus.  In addition to the Base Salary, the Executive shall be eligible to earn for each calendar year ending during the Term an annual incentive bonus (the “Bonus”) based on the achievement of one or more performance goals, targets, measurements and other factors (collectively, the “Performance Goals”) established for such year by the Compensation Committee of the Board (the “Committee”).  The Executive’s target annual bonus (the “Target Bonus”) and the applicable Performance Goals will be established by the Committee; provided, however, that the minimum Target Bonus for each full year of service shall be 100% of the annual rate of Base Salary in effect at the start of such year (the “Minimum Target Bonus”).  Payment of the Executive’s Bonus for any year will be based upon the achievement of the Performance Goals established by the Committee for that year (including, without limitation, the exercise of the Committee’s discretion with respect to the Performance Goals and related payment schedule established by the Committee for such Performance Goals).  The actual bonus paid may be higher or lower than the Target Bonus for over- or under-achievement of the Performance Goals (including, without limitation, as a result of the exercise by the Committee of discretion with respect to the Performance Goals and related payment schedule established by the Committee for such Performance Goals), as determined by the Committee.  Subject to Section 6 hereof, a Bonus, if any, shall be payable in accordance with the Company’s customary bonus payment practices, but in no event later than March 15th of the succeeding calendar year.

(c) Expenses. During the Term, the Executive shall be entitled to receive payment or reimbursement for all reasonable expenses incurred by the Executive in performing 2 services hereunder, including all expenses of travel and living expenses while away from home on business or at the request of and in the service of the Company Group, cell phone expenses and dues and seminar fees; provided that such expenses are incurred and accounted for in accordance with the policies and procedures then established by the Company Group from time to time; provided further that reimbursement shall be made as soon as practicable after a request for reimbursement is received by the Company Group in accordance with the Company Group’s customary expense reimbursement practices, but in no event later than the last day of the calendar year next following the calendar year in which the expense is incurred.

(d) Other Benefits.  The Executive shall be entitled to participate in or receive benefits under any employee benefit plan or arrangement made available by the Company Group in the future to its executives and key management employees, subject to and on a basis consistent with the terms, conditions and overall administration of such plans and arrangements, which benefits shall include disability insurance for as long as the Company Group generally provides disability insurance to its officers.  Any payments, bonuses or benefits payable to the Executive hereunder in respect of any calendar year during which the Executive is employed by the Company for less than the entire such year shall, unless otherwise provided in the applicable plan or arrangement, be prorated in accordance with the number of days in such calendar year during which the Executive is so employed.

(e) Group or Family Medical Coverage.  During the Term, the Company shall provide group or family medical insurance coverage to the Executive and his dependents under a plan for employees of the Company Group, and such plan shall include reasonable coverage for medical, hospital, surgical and major medical expenses and shall be subject to such deductibles as applicable to other Company Group employees.

5. WITHHOLDING. Both the Executive and the Company agree that all amounts paid pursuant to this Agreement shall be subject to all applicable federal, state, local and foreign withholding requirements.

6. TERMINATION.  Subject to the provisions set forth in this Section 6, the Company shall have the right to terminate the Executive’s employment hereunder, and the Executive shall have the right to resign his employment with the Company, at any time for any reason or for no stated reason.  For purposes of this Agreement, the terms “terminate,” “terminated,” “termination” and “resignation” mean a termination of the Executive’s employment that constitutes a Separation from Service (as defined in Section 6(e)(v) hereof).

(a) General.  Upon a termination of the Executive’s employment for any reason, he shall be entitled to receive the following amounts (collectively, the “Termination Amount”) on the next regularly scheduled payroll date after the date of the Executive’s termination of employment:  (i) any accrued and unpaid Base Salary for services performed up to and including the date of his termination or resignation, as applicable, (ii) a cash payment (calculated on the basis of his Base Salary then in effect) for all unused paid time off days that the Executive may have accrued as of his date of termination (subject to the terms of the Company’s then applicable vacation policies), and (iii) any unpaid reimbursement for business expenses the Executive is entitled to receive under Section 4(c) hereof.

(b) Termination for Cause; Resignation Without Good Reason.

(i) If, prior to the expiration of the Term, the Executive’s employment with the Company is terminated by the Company for Cause (as defined below) or if the Executive resigns without Good Reason (as defined below), he shall be entitled to receive the Termination Amount.  Except to the extent required by the terms of any applicable compensation or benefit plan or program (including, but not limited to, the Company’s Equity Plan Retirement Policy) or otherwise required by applicable law, the Executive shall have no right under this Agreement or otherwise to receive any other compensation or to participate in any other plan, program or arrangement after such termination or resignation of employment with respect to the year of such termination or resignation and later years.

(ii) “Cause” means the occurrence of any of the following events:
(1) the Executive’s willful, material violation of any law or regulation applicable to the business of the Company Group;
(2) the Executive’s conviction of, or plea of guilty or “no contest” to, a felony;
(3) any willful perpetration by the Executive of an act involving moral turpitude or common law fraud, whether or not related to his activities on behalf of the Company Group;
(4) any act of gross negligence by the Executive in the performance of his duties as an employee of the Company;
(5) any material violation by the Executive of the Company’s Code of Conduct, as in effect from time to time;
(6) the willful and continued failure or refusal of the Executive to satisfactorily perform the duties reasonably required of him as an employee of the Company Group;

(7) the indictment for any crime, whether a felony or misdemeanor, involving the purchase or sale of any security, mail or wire fraud, theft, embezzlement, moral turpitude, or Company Group property where such indictment has a material adverse impact on the Executive’s ability to perform his duties under this Agreement;

(8) any willful misconduct by the Executive that is materially injurious to the financial condition, business, or reputation of, or is otherwise materially injurious to, any member of the Company Group; or

(9) any breach by the Executive of Section 9(a), (b), (c) or (d) of this Agreement.

(iii) Termination of the Executive’s employment for Cause shall be communicated by delivery to the Executive of a written notice from the Board stating that the Executive will be terminated for Cause, specifying the particulars thereof and the effective date of such termination; provided, however, that upon receipt of such notice, the Executive shall have (1) an opportunity to cure the matter constituting Cause within 30 days following the Executive’s receipt of such notice (provided that the event constituting Cause is then susceptible to cure) and (2) an opportunity, together with his counsel, to be heard by the Board.  The date of the Executive’s termination for Cause shall be the date of termination specified by the resolution of the Board; provided, however, that such termination shall not become effective until no earlier than the date of the meeting of the Board described in clause (2) of the preceding sentence.

(iv) The date of a resignation without Good Reason by the Executive shall be the date specified in a written notice of resignation to the Company.  The Executive shall provide at least 30 days’ advance written notice of resignation without Good Reason; provided, however, that the Company, in its sole discretion, may waive the notice requirement in whole or in part.

(c) Termination Without Cause; Resignation for Good Reason.

(i) If, prior to the expiration of the Term, the Executive’s employment with the Company is terminated by the Company without Cause or if the Executive resigns from his employment hereunder for Good Reason, then, in addition to the Termination Amount and the payment of any unpaid earned Bonus for the year immediately preceding the year in which such termination or resignation occurs, the Executive shall be entitled to receive:

(1) an amount equal to the sum of the following amounts (collectively, the “Severance Amount”):

(A) an amount equal to the pro rata portion of the Bonus for the year in which the termination or resignation occurs, calculated by multiplying (x) the Minimum Target Bonus for the year of termination by (y) a fraction, the numerator of which is the number of days the Executive was employed during the year of such termination or resignation and the denominator of which is 365; plus

(B) if at the time of such termination or resignation the Executive is not “retirement eligible” within the meaning of the Company’s Equity Plan Retirement Policy (or if the Executive is “retirement eligible” and such termination or resignation occurs after a Change on Control or within six months of a Change of Control as described below), an amount equal to the Applicable Multiple (as defined below) multiplied by the sum of:  (i) the Base Salary in effect for the year of termination or resignation and (ii) the Minimum Target Bonus; and

(2) continuation of applicable medical, dental and life insurance benefits (based on the coverage in effect for the Executive and his dependents at the time of such termination or resignation, but excluding any supplemental medical expense reimbursement insurance provided by the Company Group), from the date of termination or resignation until the earlier to occur of (A) the Applicable Multiple of years from the date of termination or (B) the date the Executive becomes eligible for comparable benefits provided by a third party (in either case, the “Continuation Period”); provided, however, that the continuation of such benefits shall be subject to the respective terms of the applicable plan, as in effect from time to time, and the timely payment by the Executive of his applicable share of the applicable premiums in effect from time to time during the Continuation Period.  To the extent that reimbursable medical and dental care expenses constitute deferred compensation for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), the Company shall reimburse the medical and dental care expenses as soon as practicable consistent with the Company’s practice, but in no event later than the last day of the calendar year next following the calendar year in which such expenses are incurred.

Notwithstanding the foregoing, if at the time of such termination or resignation (a) the Executive is “retirement eligible” within the meaning of the Company’s Equity Plan Retirement Policy and (b) a Change of Control has not occurred (and a Change of Control does not occur within six month following such termination or resignation and it is not reasonably demonstrated that such termination of employment or Good Reason event was in contemplation of the Change in Control during such six month period), then the Executive shall not receive the amount specified under Section 6(c)(1)(B) above but shall instead be eligible to receive the entitlements provided under the Company’s Equity Plan Retirement Policy, subject to and in accordance with the terms and conditions of such policy.

For purposes of this Section 6(c), “Applicable Multiple” means (i) one, in the event termination or resignation occurs prior to a Change in Control of the Company (as defined in Section 7(b)) and the Executive is not “retirement eligible” within the meaning of the Company’s Equity Plan Retirement Policy; and (ii) two, in the event termination or resignation occurs on or after a Change in Control of the Company.  Notwithstanding the foregoing, if within six months prior to the date on which a Change in Control occurs, the Executive’s employment with the Company Group is terminated by the Company without Cause or resignation by the Executive for Good Reason, and it is reasonably demonstrated that such termination of employment or resignation for Good Reason event was in contemplation of the Change in Control, then the Applicable Multiple shall be two, but the Severance Amount payable as a result of such revised calculation shall be reduced by any Severance Amount previously paid to the Executive under this Section 6(c) by the Company Group as a result of such termination or resignation of employment.

(ii) Subject to the compliance rules set forth in Section 6(e), the Severance Amount shall be paid in a lump sum on the first business day of the third calendar month following the calendar month in which termination by the Company without

Cause or resignation by the Executive for Good Reason is effective (or, in the event of the Executive’s death after the date of the Executive’s termination or resignation but prior to the date of payment, to the Executive’s estate or beneficiary, as applicable, together with interest, within 30 days following the date of the Executive’s death).

(iii) The payment of the Severance Amount, any entitlements provided under the Company’s Equity Plan Retirement Policy and the continuation of benefits, pursuant to this Section 6(c), shall be contingent upon the Executive executing a full release and waiver of claims against the Company Group (which release and waiver of claims, once executed and irrevocable, shall not apply to the Company’s obligation to pay the Severance Amount, any entitlements provided under the Company’s Equity Plan Retirement Policy and continue benefits hereunder), in a form approved by the Board, that becomes irrevocable not later than the last day of the second calendar month following the calendar month in which the Executive’s termination or resignation becomes effective in accordance with this Section 6(c).  If the Executive fails to execute a full release and waiver of claims against the Company Group that becomes irrevocable on or before the last day of the second calendar month following the calendar month in which the Executive’s termination or resignation becomes effective, the Company Group’s obligations under this Section 6(c) shall terminate and the Executive shall not be entitled to further payment of the Severance Amount, any entitlements provided under the Company’s Equity Plan Retirement Policy, or the continuation of benefits.

(iv) “Good Reason” means the occurrence of any of the following events:

(1) the Executive’s position, title, duties, and reporting responsibilities with the Company in effect on the Effective Date become less favorable in any material respect; provided,  however, Good Reason shall not be deemed to occur under this clause (1) if either (A) the following three conditions are satisfied: (i) the diminution in the Executive’s position, duties or reporting responsibilities is solely and directly a result of the Company no longer being a publicly-traded company; (ii) the event resulting in the Company no longer being a publicly-traded entity is a leveraged buyout, acquisition by a private equity fund and/or other similar “going private” transaction and is not as a result of the acquisition of the Company or the business of the Company Group by another operating company or parent or subsidiary thereof; and (iii) the Executive continues to hold the same position and title with the Company and no other act or omission has then occurred that would constitute an event of Good Reason under this definition, or (B) the diminution in the Executive’s position, duties or reporting responsibilities is during a period of physical or mental incapacity of the Executive;

(2) (A) a reduction in, or a change in the form of, either the Base Salary or Minimum Target Bonus or (B) a reduction in the aggregate amount of the material benefits provided to the Executive, as of the Effective Date, other than an across-the-board reduction applicable to all senior executive officers of the Company Group; or

(3) the relocation, without the Executive’s consent, of the Executive’s principal place of business to a location that is more than 60 miles from the Executive’s primary business location on the Effective Date or, if applicable, from a subsequent primary business location agreed to by the Executive.

(v) In order to constitute Good Reason, (1) the Executive must provide written notification of his intention to resign within 30 days after the Executive knows or has reason to know of the occurrence of any such event, (2) such event or condition is not corrected, in all material respects, by the Company Group within 20 days of its receipt of such notice, and (3) the Executive resigns his employment with the Company Group not more than 30 days following the expiration of the 20-day period described in the foregoing clause (2).

(vi) Notwithstanding the previous provisions of this Section 6(c), it shall not be an event of Good Reason under this Agreement for the Company Group (1) to adopt (or subsequently amend) one or more claw-back, mandatory deferral or other risk management policies related to the Company Group’s incentive compensation plans or arrangements, including without limitation the Company’s Executive Compensation Recoupment Policy or (2) to adopt (or subsequently amend) stock ownership guidelines related to the Company’s common stock or (3) to subject the compensation payable to the Executive under this Agreement to these policies or guidelines; provided that, except as otherwise required by law, such policies are generally applicable to the Company Group’s executive officers.

(vii) The date of termination of employment without Cause shall be the date specified in a written notice of termination to the Executive.  The date of resignation for Good Reason shall be the date specified in a written notice of resignation from the Executive to the Company; provided, however, that no such written notice shall be effective unless the cure period specified in Section 6(c)(v) above has expired without the Company Group having corrected the event or events subject to cure.

(d) Disability; Death.

(i) If, as a result of the Executive’s incapacity due to physical or mental illness (such incapacity being determined by the Board in its reasonable discretion), the Executive shall have been absent from his full-time duties as described hereunder for the entire period of six consecutive months (“Disability”), the Executive’s employment shall terminate at the end of the six-month period.

(ii) Upon a termination pursuant to this Section 6(d) as a result of Disability or as a result of the Executive’s death, the Executive (or his estate or beneficiary, as applicable) shall be entitled to receive:

(1) the Termination Amount;

(2) an amount equal to the pro rata portion of the Bonus for the year in which the termination occurs, calculated by multiplying (x) the Minimum Target Bonus for the year of termination by (y) a fraction, the numerator of which is the number of days the Executive was employed during the year of termination and the denominator of which is 365; and

(3) any earned and unpaid Bonus for the year immediately preceding the year in which the termination occurs.

(iii) If the Executive’s employment is terminated pursuant to this Section 6(d) as a result of his Disability, then subject to Section 6(e), the pro rata Bonus shall be paid in a lump sum on the first business day of the third calendar month following the calendar month in which termination pursuant to this Section 6(d) is effective.

(iv) If the Executive’s employment is terminated as of result of his death, the pro rata Bonus shall be paid within 30 days after the date of the Executive’s death.

(e)No Right to Other Compensation and Benefits; Treatment of Equity Awards.  Except to the extent required by the terms of any applicable compensation or benefit plan or program or otherwise required by applicable law, the Executive shall have no right under this Agreement or otherwise to receive any other compensation or to participate in any other plan, program or arrangement after such termination.  Without limiting the generality of the foregoing, the treatment of any equity awards shall be governed by the applicable award agreements and underlying equity plan documents.

(f)Section 409A Compliance.

(i) If, at the time of the Executive’s termination or resignation with the Company, the Executive is a Specified Employee (as defined below), then the Severance Amount, any entitlements provided under the Company’s Equity Plan Retirement Policy, the pro rata Bonus contemplated by Section 6(d) and any other amounts payable under this Agreement that the Company determines constitutes deferred compensation within the meaning of Section 409A of the Code and which are subject to the six-month delay required by Treas. Reg. Section 1.409A-1(c)(3)(v), shall be delayed and not paid to the Executive until the first business day following the six-month anniversary of the Executive’s date of termination or resignation (the “Short-Term Deferral Date”), at which time such delayed amounts will be paid to the Executive in a cash lump sum (the “Catch-Up Amount”).

(ii) If payment of an amount is delayed as a result of this Section 6(f), such amount shall be increased with interest from the date on which such amount would otherwise have been paid to the Executive but for this Section 6(f) to the day prior to the date the Catch-Up Amount is paid.  The rate of interest shall be the applicable short-term federal rate applicable under Section 7872(f)(2)(A) of the Code for the month in which the date of the Executive’s termination or resignation occurs.  Such interest shall be paid at the same time that the Catch-Up Amount is paid.

(iii) If the Executive dies on or after the date of the Executive’s termination or resignation and prior to the Short-Term Deferral Date, any amount delayed pursuant to this Section 6(f) shall be paid to the Executive’s estate or beneficiary, as applicable, together with interest, within 30 days following the date of the Executive’s death.

(iv) “Specified Employee” has the meaning set forth in Section 409A(a)(2)(B)(i) of the Code.  The determination of whether the Executive constitutes a Specified Employee on the date of his termination or resignation shall be made in accordance with the Company’s established methodology for determining Specified Employees.

(v) “Separation from Service” means a “separation from service” from the Company within the meaning of the default rules under the final regulations issued pursuant to Section 409A of the Code.

(vi) The provisions of this Section 6(f) shall apply notwithstanding any provision of this Agreement related to the timing of payments following the Executive’s termination or resignation.  For purposes of applying the provisions of Section 409A of the Code to this Agreement, each separately identifiable amount to which the Executive is entitled under this Agreement shall be treated as a separate payment.

7. CHANGE IN CONTROL.

(a) If a Change in Control of the Company (as defined below) shall become effective during the Term, the Term shall automatically be deemed to end on the second anniversary of the effective date of such Change in Control.

(b) A “Change in Control” shall be deemed to have occurred when:

(i) any person is or becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing 35% or more of the combined voting power of the Company’s then-outstanding securities; or

(ii) during any 24-month period, individuals who, as of the beginning of such period, constitute the Board (the “Incumbent Directors”) cease for any reason to constitute a majority of the Board; provided that any new director subsequent to the beginning of such period (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including, but not limited to, a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Board or nomination for election by the Company’s shareholders was approved or recommended by a vote of at least a majority of the Incumbent Directors shall be an Incumbent Director; or

(iii) there is consummated a merger or consolidation of the Company, other than (A) a merger or consolidation which would result in the voting securities of the 10

Company outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof), in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any subsidiary, at least 50% of the combined voting power of the securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation, or (B) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no person is or becomes the beneficial owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such person any securities acquired directly from the Company or its affiliates other than in connection with the securities acquired directly from the Company or its affiliates other than in connection with the acquisition by the Company or its affiliates of a business) representing 50% or more of the combined voting power of the Company’s then outstanding securities; or

(iv) the shareholders of the Company approve a plan of complete liquidation or dissolution of the Company or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets, other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity, at least 50% of the combined voting power of the voting securities of which are owned by shareholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale.

8. SECTION 4999 EXCISE TAX LIMITATION.

(a) In the event that it shall be determined that (X) any amount or benefit paid, distributed or otherwise provided to the Executive by the Company Group, whether pursuant to this Agreement or otherwise (collectively, the “Covered Payments”), would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), and (Y) the reduction of the amounts payable to the Executive under this Agreement or with respect to stock options and equity awards to the maximum amount that could be paid to the Executive without giving rise to the Excise Tax (the “Safe Harbor Cap”) would provide the Executive with a greater after-tax amount than if such amounts were not reduced, then, subject to the further limitations set forth herein, the Covered Payments shall be reduced (but not below zero) to the Safe Harbor Cap.  The reductions, if applicable, shall be made to the extent necessary in the following order: (i) the acceleration of vesting of stock options and other equity awards with an exercise price that exceeds the then fair market value of the stock subject to the award; (ii) the payments under Section 6(c)(i)(1)(A) hereof; (iii) the payments under Section 6(c)(i)(1)(B) hereof; (iv) the continuation of benefits under Section 6(c)(i)(2) hereof; and (v) the acceleration of vesting of all other stock options and equity awards.  For purposes of reducing the Covered Payments to the Safe Harbor Cap, only amounts payable under this Agreement and with respect to stock options and equity awards (and no other Covered Payments) shall be reduced.  If the reduction would not result in a greater after-tax result to the Executive, no amounts payable under this Agreement or with respect to stock options and equity awards shall be reduced pursuant to this provision.

(b) A nationally recognized firm of independent accountants, selected by the Company after consultation with the Executive, shall perform the foregoing calculations.  The Company shall bear all expenses with respect to the determinations by such accounting firm required to be made hereunder.  Such accounting firm shall apply the provisions of this Section 8 in a reasonable manner and in good faith in accordance with then prevailing practices in the interpretation and application of Section 4999 of the Code.  For purposes of applying the provisions of this Section 8, the Company shall be entitled to rely on the written advice of legal counsel or such accounting firm as to whether one or more Covered Payments constitute “parachute payments” under Section 4999 of the Code.

(c) The accounting firm engaged to make the determinations hereunder shall provide its calculations, together with detailed supporting documentation, to the Company and the Executive within 30 calendar days after the date that such accounting firm has been engaged to make such determinations or such other time as requested by the Company or the Executive.  If payments are reduced to the Safe Harbor Cap or the accounting firm determines that no Excise Tax is payable by the Executive without a reduction in Covered Payments, it shall furnish the Company and the Executive with an opinion to such effect, that the Executive is not required to report any Excise Tax on the Executive’s federal income tax return, and that the failure to report the Excise Tax, if any, on the Executive’s applicable federal income tax return will not result in the imposition of a negligence or similar penalty.  Any good faith determinations of the accounting firm made hereunder shall be final, binding, and conclusive upon the Company and the Executive.

9. PROTECTION OF THE COMPANY GROUP’S INTERESTS.

(a) No Competing Employment.  For so long as the Executive is employed by the Company, and (i) during a period of two years after his employment with the Company has been terminated by reason of termination without Cause or resignation for Good Reason in which the Applicable Multiple is two, or (ii) during a period of one year after his employment with the Company Group has been terminated in all other circumstances (such period of employment and applicable post-employment period hereinafter referred to as the “Restricted Period”), the Executive shall not, without the prior written consent of the Board, directly or indirectly, own an interest in, manage, operate, join, control, lend money or render financial or other assistance to or participate in or be connected with, as an officer, employee, partner, stockholder, consultant or otherwise, any individual, partnership, firm, corporation or other business organization or entity that competes with the business of the Company Group by providing, anywhere within the “Restricted Area” as defined below, any goods or services provided or under development by the Company Group at the effective date of the Executive’s termination of employment (the “Business”); provided, however,  that this Section 9(a) shall not proscribe the Executive’s ownership, either directly or indirectly, of less than one percent of any class of securities which are regularly traded on a national securities exchange or interdealer quotation system.  For this purpose, “Restricted Area” means any geographic area in which the Company is providing goods or services, or is planning to provide goods or services within the Restricted Period, in each case at the effective date of the Executive’s termination of employment.

(b) No Interference.  During the Restricted Period, the Executive shall not, directly or indirectly, whether for his own account or for the account of any other individual, partnership, firm, corporation or other business organization (other than the Company Group), (i) solicit, or endeavor to entice away from the Company Group, or otherwise interfere with the relationship of the Company Group with, any person or entity who is, or was within the then most recent 12 month period, (A) employed by, or otherwise engaged to perform services for, the Company Group, or (B) a customer or client of the Company Group, (ii) assist or encourage any other person in carrying out, directly or indirectly, any activity that would be prohibited by the provisions of this Section 9(b) if such activity were carried out by the Executive, and, in particular, the Executive agrees that he will not, directly or indirectly, induce any employee of the Company Group to carry out any such activity, or (iii) otherwise interfere with the business of the Company Group.

(c) Non-Disparagement.  Subject to Section 9(k) and (l) of this Agreement, for so long as the Executive is employed by the Company Group, and at all times thereafter, the Executive shall not intentionally make any public statement, or publicly release any information, that disparages or defames the Company Group, or any of its officers and directors, and shall not intentionally cause or encourage any other person to make any such statement or publicly release any such information.

(d) Confidentiality.  The Executive understands and acknowledges that, in the course of his employment, he has had and will continue to have access to and will learn confidential information regarding the Company Group that concerns the technological innovations, operations and methodologies of the Company Group, including, without limitation, business plans, financial information, protocols, proposals, manuals, procedures and guidelines, computer source codes, programs, software, know-how and specifications, inventions, copyrights, trade secrets, market information, Developments (as hereinafter defined), data and customer information (collectively, “Proprietary Information”).  The Executive recognizes that the use or disclosure of Proprietary Information could cause the Company Group substantial loss and damages, which could not be readily calculated, and for which no remedy at law would be adequate.  Accordingly, the Executive agrees that for so long as he is employed by the Company Group, and at all times thereafter, he shall keep confidential and shall not, directly or indirectly, disclose any such Proprietary Information to any third party, except as required to fulfill his duties in connection with his positions within the Company Group, and shall not misuse, misappropriate or exploit such Proprietary Information in any way.  The restrictions contained herein shall not apply to the extent provided in Section 9(k) or (l) of this Agreement or to any information which the Executive can demonstrate (i) was already available to the public at the time of disclosure, or subsequently became available to the public, otherwise than by breach of this Agreement, or (ii) was the subject of a court order to disclose.

“Developments” shall mean all data, discoveries, findings, reports, designs, inventions, improvements, methods, practices, techniques, developments, programs, concepts and ideas, whether or not patentable, and works of authorship relating to the present or planned activities, or the products and services of the Company Group.

(e) Exclusive Property. The Executive confirms that all Proprietary Information is and shall remain the exclusive property of the Company Group. All business 13 records, papers and documents kept or made by him relating to the business of the Company Group shall be and remain the property of the Company.  Upon the termination of the Executive’s employment with the Company or upon the request of the Company at any time, he shall promptly deliver to the Company Group, and shall not, without the consent of the Company, retain copies of any written materials not previously made available to the public, or records and documents made by the Executive or coming into his possession concerning the business or affairs of the Company Group; provided, however, that subsequent to any such termination, the Company shall provide the Executive with copies (the cost of which shall be borne by the Executive) of any documents that are requested by the Executive and that he has determined in good faith are (i) required to establish a defense to a claim that the Executive has not complied with his duties hereunder or (ii) necessary to the Executive in order to comply with applicable law.

(f) Assignment of Developments.  During the Executive’s employment, all Developments that are at any time made, reduced to practice, conceived or suggested by him, whether acting alone or in conjunction with others, shall be the sole and absolute property of the Company Group, free of any reserved or other rights of any kind on his part, and the Executive hereby irrevocably assigns, conveys and transfers any and all right, title and interest that he may have in such Developments to the Company Group.  If such Developments were made, reduced to practice, conceived or suggested by the Executive during or as a result of his employment relationship with the Company, the Executive shall promptly make full disclosure of any such Developments to the Company and, at the Company Group’s cost and expense, do all acts and things (including, among others, the execution and delivery under oath of patent and copyright applications and instruments of assignment) deemed by the Company to be necessary or desirable at any time in order to effect the full assignment to the Company Group of his right, title and interest, if any, to such Developments.  The Executive acknowledges and agrees that any invention, concept, design or discovery that concretely relates to or is associated with the Executive’s work for the Company Group that is described in a patent application or is disclosed to a third party, directly or indirectly, by the Executive during the Restricted Period shall be the property of and owned by the Company Group, and such disclosure by patent application (except by way of a patent application filed by any member of the Company Group) or otherwise shall constitute a breach of this Section 9.

(g) Injunctive Relief.  Without intending to limit the remedies available to the Company Group, the Executive acknowledges that a breach of any of the covenants contained in this Section 9 may result in material irreparable injury to the Company Group or any of its members for which there is no adequate remedy at law, that it will not be possible to measure damages for such injuries precisely and that, in the event of such a breach or threat thereof, the Company shall be entitled to obtain a temporary restraining order and/or a preliminary or permanent injunction restraining the Executive from engaging in activities prohibited by this Section 9 or such other relief as may be required to specifically enforce any of the covenants in this Section 9, without the Company being required to show any actual damage or to post an injunction bond.

(h) Enforceability.  Should any of the time periods or the geographic area set forth in this Section 9 be held to be unreasonable by any court of competent subject matter jurisdiction, the parties hereto agree to petition such court to reduce the time period or geographic area to the maximum time period or geographic area, as applicable, permitted by governing law.

(i) Periods Following the Term.   Subject to the provisions of Sections 9(a) and (b), the provisions of this Section 9 shall continue in effect in accordance with the provisions hereof following the expiration of the Term, including, without limitation, during any period that the Executive remains an employee-at-will of the Company.

(j) Reciprocity of Obligations.  Notwithstanding anything to the contrary in this Agreement, in the event the Company is obligated to pay the Severance Amount under Section 6(c) of this Agreement or to provide entitlements under the Company’s Equity Plan Retirement Policy, the Executive’s obligations under Section 9(a) of this Agreement shall be conditioned upon payment of the Severance Amount in the manner contemplated by Section 6(c) and the Company’s compliance with the terms and conditions of the Company’s Equity Plan Retirement Policy;  provided, however, that, without limiting any other remedies available to the Company, in the event of the Executive’s breach of Section 9(a), (b), (c) or (d) of this Agreement, the Company shall cease to have any obligation as of the date of such breach to make any payments under Section 6(c) of this Agreement; provided further, that the Executive’s obligations under Section 9(a) shall apply if the Company does not pay the Severance Amount or provide entitlement under the Company’s Equity Plan Retirement Policy to the Executive as a result of the failure of the Executive to deliver the release contemplated by Section 6(c)(iii) or the failure of such release to become effective in accordance with its terms as a result of the Executive having exercised any right of rescission or revocation applicable to such release.  The party alleging a breach described in this Section 9(j) shall provide prompt written notice of such breach to the other party hereto, and the party receiving such notice shall have 10 days from the date of delivery of such notice (as determined in accordance with Section 11 hereof) to cure such breach to the reasonable satisfaction of the party delivering such notice.  The party delivering the notice shall not be released of its obligations hereunder unless the 10-day cure period shall have expired without the alleged breach having been cured in the manner described in the previous sentence.

(k) Legally-Protected Communications and Disclosures.    Notwithstanding any other provision of this Agreement to the contrary, no provision of this Agreement shall prevent, restrict, limit, impede or otherwise interfere with the Executive’s ability to exercise any rights he may have to (i) engage in legally-protected employee communications, including without limitation protections under Section 7 of the National Labor Relations Act, (ii) file a charge or complaint or initiate an investigation with the Department of Justice, Equal Employment Opportunity Commission, Inspector General, National Labor Relations Board, Occupational Safety and Health Administration, Securities and Exchange Commission or any other federal, state or local governmental or regulatory agency, authority or commission or staff thereof (each a “Government Agency”), (iii) report a possible violation of any federal, state or local statute, rule, regulation, ordinance or other law (“Law”) to any Government Agency or making other disclosures that are protected under the whistleblower protections of any applicable Law, including without limitation reporting possible violations of Law in accordance with Section 21F of the Securities Exchange Act of 1934, as amended, and rules promulgated thereunder (“Section 21F of the Exchange Act”), (iv) respond to a lawful subpoena, or (v) comply with any other legal obligation. Further, notwithstanding any other provision of this

Agreement to the contrary, no provision of this Agreement shall limit the Executive’s ability to (i) communicate with any Government Agency or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to or permission by the Company, or (ii) receive any award for information provided to any Government Agency.  Without limiting the generality of the foregoing, the provisions of Section 21F of the Exchange Act shall be effective as of August 12, 2011 or such other date as may be required by law.

(l)Notice of Immunity Under the Defend Trade Secrets Act of 2016. Notwithstanding any other provision of this Agreement to the contrary, effective as of May 11, 2016 or such other date as may be required by law:

(i)the Executive will not be held criminally or civilly liable under any federal, state or local trade secret law for any disclosure of a trade secret that is made: (A) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (B) in a complaint or other document that is filed under seal in a lawsuit or other proceeding; and

(ii)if the Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, the Executive may disclose the Company's trade secrets to the Company's attorney and use the trade secret information in the court proceeding if the Company: (1) files any document containing the trade secret under seal; and (2) does not disclose the trade secret, except pursuant to court order.

10. AMENDMENTS.  The provisions of this Agreement may not be amended, supplemented, waived or changed orally, except by a writing signed by the party as to whom enforcement of any such amendment, supplement, waiver or modification is sought and making specific reference to this Agreement.  Notwithstanding the preceding sentence, the Company may, without the Executive’s consent, amend any provision of this Agreement to the extent it deems such action necessary or advisable to avoid the imposition on any person of additional taxes, penalties or interest under Section 409A of the Code, and any such amendment shall not be a basis for a resignation by the Executive for Good Reason; provided,  however, that any such amendment or modification shall, to the maximum extent the Company, reasonably and in good faith determines to be possible, retain the economic and tax benefits to the Executive hereunder while not materially increasing the cost to the Company Group of providing such benefits to the Executive.  Any determinations of the Company pursuant to this Section 10 shall be final, conclusive and binding on all persons.

11. NOTICE.  All notices, requests, consents and other communications required or permitted under this Agreement shall be in writing (including electronic transmission) and shall be (as elected by the person giving such notice) hand delivered by messenger or courier service, electronically transmitted, or mailed (airmail if international) by registered or certified mail (postage prepaid), return receipt requested, addressed to:

If to the Executive:

To the address of the Executive as reflected on the books and records of the Company

If to the Company:
SBA COMMUNICATIONS CORPORATION
8051 Congress Avenue
Boca Raton, Florida 33487-1307
Attn: President

With a copy to:
Norton Rose Fulbright US LLP
1301 Avenue of the Americas
New York, New York 10119
Attn: Marjorie M. Glover

or to such other address as any party may designate by notice complying with the provisions of this Section 11.  Each such notice shall be deemed delivered (a) on the date delivered if by personal delivery; (b) on the date of transmission with confirmed answer back if by electronic transmission; and (c) on the date upon which the return receipt is signed or delivery is refused or the notice is designated by the postal authorities as not deliverable, as the case may be, if mailed.

12. ASSIGNMENTS.  No party shall assign his or its rights and/or obligations under this Agreement without the prior written consent of each other party to this Agreement.  The Company will require a successor to all or substantially all of the business or assets of the Company to assume expressly and to agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform this Agreement if no such succession had taken place.

13. COUNTERPARTS.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.  Confirmation of execution by electronic transmission of a facsimile signature page shall be binding upon any party so confirming.

14. ARBITRATION.  Any controversy or claim arising out of or relating to this contract shall be determined by arbitration in accordance with the then-existing Commercial Rules of the American Arbitration Association.  The place of arbitration shall be Palm Beach County, Florida.  There shall be one arbitrator, to be selected jointly by the Company and the Executive; provided,  however, if the Company and the Executive cannot agree, the arbitrator shall be appointed by the American Arbitration Association.  The Company shall initially pay the fees of the arbitrator, provided that the prevailing party shall be entitled to recover reasonable attorneys’ fees, sales and use taxes, costs (including the arbitrator’s fees) and all expenses even if not taxable as court costs, incurred in the arbitration proceeding or any legal proceeding to enforce any award granted thereunder, in addition to any other relief to which such party or parties may be entitled.  The parties hereby agree to waive their right to have any dispute between them resolved in a court of law by a judge or jury; provided, however, that this

Section 14 will not prevent the Company Group from seeking equitable or injunctive relief (or any other provisional remedy) from any court having jurisdiction over the parties and the subject matter hereof relating to a breach or violation or threatened breach or violation of the Executive’s obligations under Section 9 hereof; provided further that this Section 14 will not prevent either party from enforcing any arbitration award granted hereunder in any court having jurisdiction over the parties.

15. PAYMENT OF AMOUNTS AND BENEFITS.  Notwithstanding any other provision of this Agreement to the contrary, payment of any amount or benefits under this Agreement may be paid, distributed or otherwise provided to the Executive by a member of the Company Group.

16. SEVERABILITY.  If any provision of this Agreement or any other agreement entered into pursuant hereto is contrary to, prohibited by or deemed invalid under applicable law or regulation, such provision shall be inapplicable and deemed omitted to the extent so contrary, prohibited or invalid, but the remainder hereof shall not be invalidated thereby and shall be given full force and effect so far as possible.  If any provision of this Agreement may be construed in two or more ways, one of which would render the provision invalid or otherwise voidable or unenforceable and another of which would render the provision valid and enforceable, such provision shall have the meaning which renders it valid and enforceable.

17. ENTIRE AGREEMENT.  This Agreement represents the entire understanding and agreement between the parties with respect to the subject matter hereof, and supersedes all other negotiations, understandings and representations (if any) made by and between such parties, including the Current Agreement, except for the Company’s Executive Compensation Recoupment Policy and any and all Acknowledgements and Agreements to such policy executed by the Executive; provided further, however, that nothing in this Agreement shall be construed to modify any existing equity award granted to the Executive by the Company prior to the Effective Date.

18. GOVERNING LAW.  This Agreement and all transactions contemplated by this Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Florida applicable to contracts executed and performed entirely in such state.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.

SBA COMMUNICATIONS CORPORATION

By:	/s/ Jeffrey A. Stoops
Jeffrey A. Stoops
President and Chief Executive Officer

/s/ Thomas P. Hunt
Thomas P. Hunt